Modified Employment Contract


This Employment Contract ("Employment Contract") between Westland Development Co., Inc. (hereinafter called "Westland" or "Employer") and Leroy Chavez (hereinafter called "Chavez" or "Employee") is as follows:

1. Westland hereby agrees to employ Chavez as Vice President for a period of six
(6) years from the date of execution of this document on the following terms and conditions.

2. The Salary paid to Chavez shall be not less than $100,000 per year plus all employee benefits, which said amount may be increased but may not be decreased, as determined by Westland's Board of Directors.

3. The term of the contract will automatically extend for two additional periods of three (3) years at the end of the initial six (6) year term under the same terms and conditions.

4. The Employee may terminate this Employment Contract upon the giving of at least 15 days notice in writing. Westland may terminate this Employment Contract upon the giving of at least 60 days notice in writing. If Westland terminates the contract, Westland agrees to pay to Employee as consideration and compensation six (6) year's salary, plus the cash value of all other employment benefits on the date of termination.

5. If any of the provisions of this Employment Contract is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provisions of this Employment Contract, and the remaining provisions of the Employment Contract will be valid and enforceable according to their terms.


Dated April 22, 2005
Westland Development Co., Inc.                            Employee
By:
          Barbara_Page, President                         Leroy Chavez



          Sosimo Padilla, Chairman of the Board